EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 31st day of May, 2005, to be effective as of the Effective Date (defined below), by and between Prime Office Company, LLC, a Delaware limited liability company (the “Parent”), and Jeffrey A. Patterson, an individual domiciled in the State of Illinois (“Executive”).

W I T N E S S E T H

A.         Prime Group Realty Trust, a Maryland real estate investment trust (“PGRT”), Prime Group Realty, L.P., a Delaware limited partnership and the operating partnership for PGRT (“Prime”), and Executive are parties to that certain Second Amended and Restated Employment Agreement (the “Existing Agreement”) made and entered into as of October 21, 2004 pursuant to which Executive is currently serving as President and Chief Executive Officer of PGRT and Prime, managing the day to day businesses and affairs of PGRT and Prime in such capacity, and serving as a member of the Board (as defined below).

B.           PGRT and Prime are engaged primarily in the ownership, management, leasing, marketing, acquisition, development and construction of office and industrial real estate facilities throughout the Chicago metropolitan area.

C.           Parent, two direct or indirect subsidiaries of Parent, PGRT and Prime have entered into an Agreement and Plan of Merger, dated as of February 17, 2005 (the “Merger Agreement”) whereby PGRT and Prime will become direct or indirect wholly-owned subsidiaries or otherwise under the control of Parent upon consummation of the mergers and other transactions contemplated by the Merger Agreement (the “Merger”).

D.           The Merger will constitute a change of control under the Existing Agreement, giving rise to certain payments to Executive upon the closing of the Merger (the “Effective Date”).

E.            Parent believes that it, PGRT and Prime would benefit from Executive's continued service as President and Chief Executive Officer of Employer (as defined in Section 1 hereof) and as a member of the Board after the Merger, and Parent agrees to employ, or to cause PGRT and Prime to employ, Executive in such positions on and after the Merger.

F.            Executive wishes to commit to continue to serve Employer in the position set forth herein on the terms herein provided.

G.           The parties wish to amend and restate the Existing Agreement in its entirety on the terms and conditions hereinafter set forth, to be effective as of the Effective Date set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, Employer and Executive hereby agree as follows:

1.            Employment and Duties. During the Employment Term (as defined in Section 2 hereof), Parent shall cause Prime and PGRT to employ Executive, and Executive agrees to be employed by Prime and PGRT, as President and Chief Executive Officer of Prime and PGRT on the terms and conditions provided in this Agreement (Prime and PGRT, collectively, are “Employer”). On the Effective Date, Parent shall cause Prime and PGRT to adopt and assume this Agreement. Executive shall conduct, operate, manage and promote the business and business concept of Employer. The Board of Trustees of PGRT (the "Board") may from time to time further define and clarify Executive’s duties and services hereunder as President and Chief Executive Officer of Employer. Executive agrees to devote Executive’s best efforts and substantially all of Executive’s business time, attention, energy and skill to perform Executive’s duties as President and Chief Executive Officer of Employer, provided, that it shall not be a violation of this Agreement for Executive to manage his and his family’s personal investments or engage in service for such corporate, civil, community or charitable organizations as he may select, so long as such activities do not substantially interfere with Executive’s performance of his duties hereunder or violate his obligations under Section 6. During the Employment Term, Executive shall also serve as a member of the Board and Parent shall elect, or shall cause PGRT to nominate and elect, Executive to the Board.

2.            Term. The term of this Agreement shall commence on the Effective Date and expire on December 31, 2007 (the “Initial Term”), provided, however, that this Agreement shall automatically be renewed for successive one year terms following the Initial Term (each a “Renewal Term” and together with the Initial Term, the “Employment Term”), unless at least nine (9) months prior to, in the case of a non-renewal by Employer, or at least thirty (30) days prior to, in the case of a non-renewal by Executive, the end of the Initial Term or any Renewal Term, as applicable, either party shall give the other written notice of its intention to terminate this Agreement.

3.            Compensation and Related Matters. (a) Base Salary. As compensation for performing the services required by this Agreement during the Employment Term, Employer shall pay to Executive an annual salary of no less than $412,000 (“Base Compensation”), payable in accordance with the general policies and procedures for payment of salaries to its executive personnel maintained, from time to time, by Employer (but no less frequently than monthly), subject to withholding for applicable federal, state, and local taxes. Increases in Base Compensation, if any, shall be determined by the Board and/or the Compensation Committee (the “Committee”) of the Board, based on periodic reviews of Executive’s performance conducted on at least an annual basis, provided, however, that commencing on January 1, 2006, Executive’s Base Compensation shall be not less than $424,000; provided, further, however, that commencing on January 1, 2007 and each calendar year thereafter, Executive’s Base Compensation shall be increased by no less than three percent (3%) per year.

(b)          Bonus. In addition to Base Compensation, the Executive shall be paid, or shall have the opportunity to earn, Bonus Compensation, as set forth on Exhibit A hereto.

(c)          Benefits. During the Employment Term and subject to the limitations and alternative rights set forth in this Section 3(c), Executive and Executive’s eligible dependents shall have the right to participate in the medical and dental benefit plan established by Employer (which may include contributions by Executive) and in any other retirement, pension, insurance, health or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates), as such plans and programs may be amended or modified from time to time by Employer, according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other executive officers of Employer. Employer has in place a life insurance program in which Executive will be entitled to participate. In addition, Employer shall also provide Executive with term life insurance coverage that provides Executive’s beneficiaries with a death benefit of no less than $5 million.

(d)          Expenses. Executive shall be reimbursed, subject to Employer’s receipt of invoices or similar records as Employer may reasonably request in accordance with its policies and procedures, as such policies and procedures may be amended or modified from time to time by Employer, for all reasonable and necessary expenses incurred by Executive in the performance of Executive’s duties hereunder, including expenses for business entertainment and meals (whether in or out of town) and gas for business travel, but excluding automobile insurance. Employer shall also reimburse Executive for all monthly and athletic fees associated with his membership in one downtown club and one country club of his selection, up to an aggregate maximum of $10,000 per annum.

(e)          Vacations. During the Employment Term, Executive shall be entitled to vacation in accordance with Employer’s practices, as such practices may be amended or modified from time to time by Employer, provided that Executive shall be entitled to at least four (4) weeks paid vacation in each full calendar year. Executive may accrue unused vacation time if not used in any calendar year or years, however, the maximum cumulative amount of vacation time that Executive may accrue and carry over to the next year is two (2) weeks.

(f)           Compensation Relating to Merger. To the extent not paid prior to the Effective Date, on the Effective Date, Employer shall pay, or shall cause to be paid, to Executive (i) the sum of (A) $1,369,000, which represents the base salary portion of such sum, plus (B) $102,153.42, which represents the bonus portion of such sum assuming that the Effective Date is June 30, 2005, plus (C) $564.38 for each day between June 30, 2005 and the Effective Date if the Effective Date occurs after June 30, 2005, minus (D) $564.38 for each day between the Effective Date and June 30, 2005 if the Effective Date occurs prior to June 30, 2005 (the sum of (B) plus (C) minus (D) is the “Pre-Effective Date 2005 Bonus”), which sum represents the lump sum amount to which Executive is entitled upon the Merger in accordance with Section 5 of the Existing Agreement, and (ii) any additional compensation approved by the Board which is payable to Executive pursuant to Section 5.7(a) of the Merger Agreement.

(g)          Indemnification and Insurance. Employer agrees to indemnify and hold harmless Executive to the fullest extent permitted by applicable law and upon terms no less favorable than as provided in Employer’s organizational documents in effect immediately prior to the Effective Date. At all times during the Employment Term and for five (5) years following the termination of the Executive’s employment for any reason, the Executive shall also be covered by a directors’ and officers’ liability insurance policy maintained by Employer at a level commensurate with that maintained by Employer immediately prior to the Effective Date.

4.            Equity Opportunity. Parent shall provide to Executive an opportunity to purchase equity on terms and conditions set forth on Exhibit B hereto.

5.            Termination and Termination Benefits. (a) Termination by Employer. (i) Without Cause. Employer may terminate this Agreement and Executive’s employment at any time (other than for Cause, as that term is defined in Section 5(a)(ii) hereof) upon thirty (30) days’ prior written notice to Executive. In connection with the termination of Executive’s employment pursuant to this Section 5(a)(i), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) Employer shall pay to Executive a pro rata portion of any Bonus Compensation otherwise payable to Executive for or with respect to the calendar year in which such termination occurs in accordance with Section 3(b) and Exhibit A hereof (including without limitation any guaranteed bonus for such year) up to the effective date of such termination and, to the extent not previously paid, Employer shall pay to Executive all Bonus Compensation payable to Executive in accordance with Section 3(b) and Exhibit A hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs, (C) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination and (D) Employer shall pay to Executive the Termination Compensation specified in Section 5(d) hereof. For purposes of this Agreement, the “effective date of termination” shall mean the last day on which Executive is employed with Employer which may be later than the date of the delivery of any applicable notice of termination.

(ii)          With Cause. Employer may terminate this Agreement for Cause immediately upon written notice to Executive. Employer may elect to require Executive to continue to perform Executive’s duties under this Agreement for an additional thirty (30) days following notice of termination. In connection with the termination of Executive’s employment pursuant to this Section 5(a)(ii), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, and, to the extent not previously paid, Executive shall be entitled to any Bonus Compensation payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs and (B) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination. For purposes of this Section 5(a)(ii), “Cause” shall mean (1) a finding by the Board that Executive has materially harmed Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance, (2) Executive’s conviction of (or plea of nolo contendere to) a felony, (3) Executive’s failure to perform (which shall not include inability to perform due to disability) in any material respect Executive’s material duties under this Agreement after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if Executive’s failure to perform is not of a type requiring a single action to fully cure, then Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion), (4) the breach by Executive of any of Executive’s material obligations hereunder (other than those covered by clause (3) above) and the failure of Executive to cure such breach within thirty (30) days after receipt by Executive of a written notice of

Employer specifying in reasonable detail the nature of the breach, or (5) Executive’s sanction (including restrictions, prohibitions and limitations agreed to under a consent decree or agreed order) under, or conviction for violation of, any federal or state securities law, rule or regulation (provided that in the case of a sanction, such sanction materially impedes or impairs the ability of Executive to perform Executive’s duties and exercise Executive’s responsibilities hereunder in a satisfactory manner).

(iii)        Disability. If due to illness, physical or mental disability, or other incapacity, Executive shall fail during any four (4) consecutive months to perform the duties required by this Agreement, Employer may, upon thirty (30) days’ written notice to Executive, terminate this Agreement and Executive’s employment. In the event of any such termination, (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) Employer shall pay to Executive a pro rata portion of any Bonus Compensation otherwise payable to Executive for or with respect to the calendar year in which such termination occurs in accordance with Section 3(b) and Exhibit A hereof (including without limitation any guaranteed bonus for such year) up to the first day of such four (4) month period and, to the extent not previously paid, Executive shall be entitled to all Bonus Compensation payable to Executive in accordance with Section 3(b) and Exhibit A hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs, (C) Employer shall provide to Executive the benefits set forth in Sections 3(c) (or the after-tax cash equivalent), 3(d) and 3(e) hereof up to the effective date of such termination and (D) Employer shall pay to Executive the Termination Compensation specified in Section 5(d) hereof. This Section 5(a)(iii) shall not limit the entitlement of Executive, Executive’s estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy which is maintained by Employer for Executive’s benefit (as opposed to Employer's benefit). For purposes of this Agreement, the “date of disability” shall mean the first day of the consecutive period during which Executive fails to perform the duties required by this Agreement due to illness, physical or mental disability or other incapacity.

(b)          Termination by Executive. (i) After Change of Control. Executive may terminate this Agreement upon thirty (30) days’ written notice to Employer following any “change of control” (as defined below) of Employer which occurs after the Effective Date and (i) a resulting “diminution event” (as defined below) or (ii) a resulting relocation of Executive's office to a location more than twenty-five (25) miles from 77 West Wacker Drive, Chicago, Illinois, but in no event later than two years after the change of control event. In addition to the foregoing, Executive may terminate this Agreement upon thirty (30) days’ written notice to Employer prior to or following any change of control of Employer (any such notice given prior to a change of control may be contingent on the timing and actual occurrence of the change of control event) provided such written notice is given to Employer no later than sixty (60) days after the change of control event. Executive shall continue to perform, at the election of Employer, Executive’s duties under this Agreement for an additional thirty (30) days following notice of termination; provided, however, in the event the notice of termination is given prior to a change of control (and such notice is contingent on the occurrence of the change of control), Executive shall perform Executive's duties under this Agreement for an additional thirty (30) days following the change of control, provided, that, as required under this Agreement, Executive receives payment simultaneously with the closing of the change of control of (i) the

Termination Compensation pursuant to Section 5(d)(ii), and (ii) the compensation due Executive pursuant to clause (B) of this Section 5(b)(i), and Employer otherwise complies with, and provides the other compensation and benefits provided for, in this Agreement. In the event of such termination, (A) Employer shall pay to Executive Executive’s Base Compensation up to the effective date of such termination, (B) Employer shall pay to Executive a pro rata portion of any Bonus Compensation otherwise payable to Executive for or with respect to the calendar year in which such termination occurs in accordance with Section 3(b) and Exhibit A hereof (including without limitation any guaranteed bonus for such year) up to the effective date of such termination and, to the extent not previously paid, Executive shall be entitled to all Bonus Compensation payable to Executive in accordance with Section 3(b) and Exhibit A hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs, (C) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination and (D) Employer shall pay to Executive the Termination Compensation specified in Section 5(d) hereof (which amounts specified in the foregoing clauses (B) and (D) shall be paid simultaneously with the occurrence of the change of control in the event Executive has given a notice of termination prior to the change of control). For purposes of this Agreement, in the event Employer defaults in its obligation under Section 9 hereof and, as a consequence thereof, Executive’s employment with Employer (or Employer’s successor or assign) terminates, such termination shall be deemed to be a termination under this Section 5(b)(i).

For purposes of this Section 5(b)(i), (A) a “change of control” of Employer shall be deemed to have occurred if after the Effective Date: (1) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a “group” as defined in Section 13(d)(3) of the Exchange Act (but excluding a trustee or other fiduciary holding securities under an employee benefit plan of Employer), directly or indirectly, becomes the beneficial owner of shares of beneficial interests or limited partnership interests, as applicable, of Employer having at least fifty percent (50%) of the total number of votes that may be cast for the election of trustees of Employer; (2) the merger or other business combination of Employer, sale of all or substantially all of Employer’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction immediately following which the shareholders of Employer immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the Transaction); or (3) within any twenty-four (24) month period beginning on or after the Effective Date, the persons who were trustees of Employer at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or a majority of the board of trustees of any successor to Employer, provided that, any trustee who was not a trustee as of the date immediately following the Effective Date shall be deemed to be an Incumbent Director if such trustee was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the trustees who then qualified as Incumbent Directors either actually or by prior operation of this provision, unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision; and (B) a “diminution event” shall mean any material diminution in (1) the duties and responsibilities of Executive (including any title below President and Chief Executive

Officer and the failure of Executive to be elected and re-elected a member of the Board) or (2) the compensation package for Executive.

In the event that any payment, benefit or distribution by or on behalf of Employer to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(b)(i)) (the “Payments”) is determined to be an “excess parachute payment” pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code (the “Excise Tax”), then Employer shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Total Payments. All determinations required to be made under this paragraph, and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by Employer immediately prior to Executive's employment termination (the “Accounting Firm”), which shall provide detailed supporting calculations both to Employer and Executive. Employer shall pay all fees and expenses of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon Employer and Executive, except as provided in the following sentence. As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (“IRS”) or other agency will claim that a greater or lesser Excise Tax is due. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and Employer shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. Employer shall pay all fees and expenses of Executive relating to a claim by the IRS or other agency.

(ii)          Without Good Reason. Executive may terminate this Agreement and Executive’s employment at any time for any reason or for no reason upon thirty (30) days’ written notice to Employer, during which period Executive shall continue to perform Executive’s duties under this Agreement if Employer so elects. In connection with the termination of Executive’s employment pursuant to this Section 5(b)(ii), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, and, to the extent not previously paid, Executive shall be entitled to all

Bonus Compensation payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs and (B) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination.

(iii)         For Good Reason.       Executive may terminate this Agreement for Good Reason upon thirty (30) days’ written notice to Employer. In connection with the termination of Executive’s employment pursuant to this Section 5(b)(iii), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) Employer shall pay to Executive a pro rata portion of any Bonus Compensation otherwise payable to Executive for or with respect to the calendar year in which such termination occurs in accordance with Section 3(b) and Exhibit A hereof (including without limitation any guaranteed bonus for such year) up to the effective date of such termination and, to the extent not previously paid, Employer shall pay to Executive all Bonus Compensation payable to Executive in accordance with Section 3(b) and Exhibit A hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs, (C) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination and (D) Employer shall pay to Executive the Termination Compensation specified in Section 5(d) hereof. For purposes of this Section 5(b)(iii), “Good Reason” shall mean (1) any material breach by Employer of the terms of this Agreement which is not cured within thirty (30) days after receipt by Employer of a written notice from Executive specifying in reasonable detail the nature of the breach, or (2) any relocation of Executive’s office to a location more than twenty-five (25) miles from 77 West Wacker Drive, Chicago, Illinois, or (3) sixty (60) days have elapsed since delivery to Executive by the Employer of a notice of non-renewal pursuant to Section 2.

(c)          Death. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive’s death. In such event, (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the date of such death, (B) Employer shall pay to Executive a pro rata portion of any Bonus Compensation otherwise payable to Executive for or with respect to the calendar year in which such death occurs in accordance with Section 3(b) and Exhibit A hereof (including without limitation any guaranteed bonus for such year) up to the effective date of such death and, to the extent not previously paid, Executive shall be entitled to all Bonus Compensation payable to Executive in accordance with Section 3(b) and Exhibit A hereof for or with respect to any calendar years prior to the calendar year in which such death occurs, (C) Employer shall provide to Executive the benefits set forth in Sections 3(c) (or the after-tax cash equivalent), 3(d) and 3(e) hereof up to the date of such death and (D) Employer shall pay to Executive the Termination Compensation specified in Section 5(d) hereof. This Section 5(c) shall not limit the entitlement of Executive, Executive’s estate or beneficiaries under any insurance or other benefits plan or policy which is maintained by Employer for Executive’s benefit (as opposed to Employer's benefit).

(d)          Termination Compensation. In the event of a termination of this Agreement pursuant to Section 5(a)(i) (by Employer without cause), 5(a)(iii) (disability), 5(b)(i) (change of control), 5(b)(iii) (by Executive for good reason) or 5(c) (death) hereof, Employer shall pay to Executive, within thirty (30) days of termination (or upon the occurrence of a change of control as provided in Section 5(b)(i) above), an amount in one lump sum (“Termination Compensation”) equal to the aggregate Base Compensation payable to Executive over the remainder of the Employment Term as in effect immediately prior to the effective date of termination, determined without regard to such termination.

6.	Covenants of Executive.

(a)          No Conflicts. Executive represents and warrants that Executive is not personally subject to any agreement, order or decree which restricts Executive’s acceptance of this Agreement and the performance of Executive’s duties with Employer hereunder.

(b)          Non-Competition. During the Employment Term and, in the event of the termination of this Agreement pursuant to the provisions of Section 5(a)(ii) (by Employer with cause) or 5(b)(ii) (by Executive without good reason) hereof, for a period of twelve (12) months thereafter, Executive shall not, directly or indirectly, in any capacity whatsoever, either on Executive’s own behalf or on behalf of any other person or entity with whom Executive may be employed or associated, own any interest in, participate or engage in the day-to-day supervision, management, development, marketing or operation of any office or industrial real estate facilities or such other business as Employer may be engaged in during the Employment Term (the “Business”) which is competitive with any of Employer’s facilities. For purposes hereof, a facility will be deemed competitive with one of Employer’s facilities if such facility is located within ten (10) miles of a facility owned, operated or managed by Employer or within ten (10) miles of a facility which Employer is developing or with respect to which Employer has signed a letter of intent or term sheet or binding contract for the acquisition, development or management thereof dated on or prior to the date of such termination and such facility is not de minimis. A facility will be deemed de minimis if the purchase price of such facility does not exceed $10 million. Furthermore, for a period of twelve (12) months after any applicable Section 5(a)(ii) or 5(b)(ii) termination event, Executive shall not, directly or indirectly, solicit, attempt to hire or hire any employee or client of Employer or solicit or attempt to lease space to or lease space to any tenant of Employer. Notwithstanding the foregoing, nothing herein shall prohibit Executive from owning 5% or less of any securities of a competitor engaged in the same Business if such securities are listed on a nationally recognized securities exchange or traded over-the-counter on the National Association of Securities Dealers Automated Quotation System or otherwise.

(c)          Non-Disclosure. During the Employment Term and for as long as such information is a Trade Secret (as hereinafter defined), Executive shall not disclose or use, except in the pursuit of the Business for or on behalf of Employer, any Trade Secret of Employer, whether such Trade Secret is in Executive’s memory or embodied in writing or other physical form. For purposes of this Section 6(c), “Trade Secret” means any information which derives independent economic value, actual or potential, with respect to Employer from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information. Said term, however, shall not include general “know-how” information acquired by Executive prior to or during the course of Executive’s service which could have been obtained by him from public sources without the expenditure of significant time, effort and expense which does not relate to Employer.

(d)          Business Opportunities. During the Employment Term, Executive agrees to bring to Employer any and all business opportunities which come to Executive’s attention for the acquisition, development, management, leasing or marketing of real estate for industrial or office use. In the event that Employer elects not to participate or take advantage of any such business opportunity, upon termination of Executive’s employment with Employer for any reason, Executive shall be free to pursue such business opportunity, provided that such business opportunity does not cause any tenant to relocate from a facility owned and/or operated by Employer, PGRT or any of their respective subsidiaries.

(e)          Return of Documents. Upon termination of Executive’s services with Employer, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Employer within Executive’s possession or under Executive’s control.

(f)           Equitable Relief. In the event of any breach by Executive of any of the covenants contained in this Section 6, it is specifically understood and agreed that Employer shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and to notify any employer or prospective employer of Executive as to the terms and conditions hereof.

(g)          Acknowledgment. Executive acknowledges that Executive will be directly and materially involved as a senior executive in all important policy and operational decisions of Employer. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of Section 6 are fair and reasonable, are minimally necessary to protect Employer, its other partners and the public from the unfair competition of Executive who, as a result of Executive’s performance of services on behalf of Employer, will have had unlimited access to the most confidential and important information of Employer, its business and future plans. Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that Executive will be able to earn a reasonable livelihood following termination of Executive’s services notwithstanding enforcement of the covenants contained herein.

7.            Prior Agreements. This Agreement amends and restates in its entirety the Existing Agreement and supersedes and is in lieu of any and all other employment arrangements between Executive and Employer or its predecessor or any subsidiary, including the Existing Agreement, and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect; provided, however, that in the event that the Merger Agreement is terminated prior to the consummation of the mergers and transactions contemplated thereby, this Agreement shall be void ab initio, and the Existing Agreement shall remain in full force and effect.

8.            Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. Employer may assign all or any of its rights hereunder provided that substantially all of the assets of Employer are also transferred to the same party.

9.            Successor to Employer. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, as the case may be, by agreement in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. Any failure of Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement giving Executive the right to terminate this Agreement, in which case Executive shall be entitled to receive the compensation specified in Section 5(b)(i) (change of control) hereof. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

10.          Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered, sent by courier or by certified mail, postage or delivery charges prepaid, to the following addresses:

(a)	if to Executive, to:

Jeffrey A. Patterson

200 Glendale Avenue

Hinsdale, IL 60521

With a copy to:

Vedder Price Kaufman & Kammholz, P.C.

222 N. LaSalle Street; Suite 2600

Chicago, IL 60601

Attn: Thomas P. Desmond

(b)	if to Parent and/or Employer, to:

Prime Office Company, LLC

C/o The Lightstone Group LLC

326 Third Street

Lakewood, NJ 08701

Attn: David Lichtenstein

With a copy to:

Prime Group Realty Trust

Suite 3900

77 West Wacker Drive

Chicago, IL 60601

Attn: General Counsel

Any notice, claim, demand, request or other communication given as provided in this Section 10, if delivered personally, shall be effective upon delivery; and if given by courier, shall be effective one (1) business day after deposit with the courier if next day delivery is guaranteed; and if given by certified mail, shall be effective three (3) business days after deposit in the mail. Either party may change the address at which it is to be given notice by giving written notice to the other party as provided in this Section 10.

11.          Amendment. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

12.          Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

13.          Severability. Employer and Executive each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any covenant, sentence, paragraph, clause or combination of the same of this Agreement (a “Contractual Provision”) is in violation of the law of any state where applicable, such Contractual Provision shall be void in the jurisdictions where it is unlawful, and the remainder of such Contractual Provision, if any, and the remainder of this Agreement shall remain binding on the parties such that such Contractual Provision shall be binding only to the extent that such Contractual Provision is lawful or may be lawfully performed under then applicable laws. In the event that any part of any Contractual Provision of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the Contractual Provision unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that the Contractual Provision, as so modified, shall be binding upon the parties as if originally set forth herein.

14.          Indemnification by Executive. Executive shall indemnify Employer for any and all damages, costs and expenses resulting from any material harm to Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance by Executive. Executive also shall indemnify Employer for any and all damages, costs and expenses resulting from Executive’s acts of omission constituting reckless disregard of Executive’s duties to Employer following notice thereof by Employer after it becomes aware of such conduct and Executive’s failure to so cure within thirty (30) days.

15.          Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

PRIME OFFICE COMPANY, LLC

By: /s/ Bruno de Vinck
Name: Bruno de Vinck
Title: Authorized Signatory

/s/ Jeffrey A. Patterson
Jeffrey A. Patterson

                This Amended and Restated Employment Agreement is hereby assumed by the undersigned effective as of the Effective Date and the undersigned agree to perform the obligations of the Employer under this Agreement.

PRIME GROUP REALTY TRUST

By: /s/ James F. Hoffman
Name: James F. Hoffman
Title: Executive Vice President - General
Counsel and Secretary

PRIME GROUP REALTY, L.P.

By: PRIME GROUP REALTY TRUST
Its: General Partner

By: /s/ James F. Hoffman
Name: James F. Hoffman
Title: Executive Vice President - General
Counsel and Secretary

Exhibit A to Employment Agreement

BONUS COMPENSATION

A. 2005

1)          Pre-Effective Date: Executive shall receive the Pre-Effective Date 2005 Bonus, which is the pro rata bonus compensation for the period in 2005 ending immediately prior to the Effective Date as part of the payment described in Section 3(f).

2) Post-Effective Date:

(1)        Guaranteed Bonus. For the remainder of 2005, Executive shall receive a guaranteed bonus equal to $500,000 minus the Pre-Effective Date 2005 Bonus described above, such difference to be payable within 45 days after year-end 2005.

(2)        PNOI Bonus. In addition, Executive shall receive a net PNOI Bonus for 2005, payable within 45 days after year-end 2005. The “net PNOI Bonus” shall be equal to the gross PNOI Bonus for 2005 determined as described below, minus the guaranteed bonus paid in accordance with paragraph (1) above.

B. 2006 and 2007

1)          Annual Bonus/Guaranteed Bonus: Executive shall participate in the annual bonus program Employer shall establish for its senior executives (the “Annual Bonus Program”); provided that under such Annual Bonus Program for each of calendar years 2006 and 2007, Executive shall receive a guaranteed bonus equal to not less than $500,000, payable within 45 days after the applicable year end.

2)          PNOI Bonus: In addition, Executive shall receive a net PNOI Bonus for each of 2006 and 2007, and payable within 45 days after the applicable year end. The “net PNOI Bonus” shall be equal to the gross PNOI Bonus determined as described below, minus the guaranteed bonus paid in accordance with paragraph (1) immediately above.

C. 2008 and Thereafter

With respect to each calendar year after 2007 in the Employment Term, Executive shall receive a PNOI Bonus equal to the gross PNOI Bonus determined as described below, payable within 45 days after the applicable year end. Executive shall also participate in the Annual Bonus Program for each such calendar year, and any such bonus shall be payable within 45 days after the applicable year end.

D. PNOI Bonus

With respect to each calendar year during the Employment Term, Executive shall be entitled to receive a gross PNOI Bonus equal to 10% of the positive increase, if any, in PNOI (as defined below) for the calendar year with respect to which the PNOI Bonus is being determined (“Bonus Year”) over PNOI for the prior calendar year (“Base Year”).

For purposes of this calculation, PNOI shall be equal to the aggregate net property operating income of all of Employer’s properties based upon the property specific operating statements, exclusive of debt and other financing costs. PNOI for the Bonus Year and/or Base Year will be subject to such adjustments as the Board and Executive may agree to take into account for known or anticipated lease expirations or inceptions or other events; provided, that with respect to new leases involving free or discounted lease payment periods at inception, income shall be rolled forward into such periods using a discount factor of 8%; and, provided further, that with respect to properties that are not wholly-owned, there will be taken into account from the operating statements of such properties only that portion of the results that reflects the Employer’s ownership portion. For purposes of determining the PNOI Bonus for 2005, the PNOI for the 2004 Base Year shall be $59,700,000.

Exhibit B to Employment Agreement

The following sets forth the principal terms to be reflected in an agreement between Executive and Prime Office Company, LLC to be effective immediately following the Effective Date, the terms of which shall be mutually satisfactory to Executive, Prime Office Company, LLC and their respective counsel.

Equity-Based Arrangements
Equity Investment

The Executive will be permitted to purchase up to 3.5% of the equity ownership (the “Equity”) of the operating L.P. (the “Company”) in the form of L.P. or similar units of the same class at a price on substantially the same other economic terms as Prime Office Company LLC’s other initial equity investors (the “Investors”). This option will expire 18-months after the closing date, subject to earlier termination upon Executive’s employment termination.

To the extent the Company is funded through additional issuances of equity, the Executive shall be given an opportunity to purchase additional equity in an amount necessary to preserve the Executive’s 3.5% percent of ownership. The price for such additional Equity shall be the purchase price paid for the additional equity issuance that gave rise to the additional Equity purchase opportunity.

The Company will provide Executive at least ten business days notice prior to any cash distributions resulting from financing or sale transactions (as opposed to from operations) to the Investors such that Executive shall have an opportunity to purchase Equity prior thereto and thereby be entitled to share in any such distribution. This notice obligation shall cease once Executive has purchased all of the Equity.

Purchase Loan

The Lightstone Group LLC or an affiliate thereof (“Lightstone”) will make a loan (“Loan”) available to the Executive for his purchase of the Equity. The principal and interest on the loan will be subject to a ten-year balloon repayment with interest accruing annually at 7%; provided that Executive shall be required to apply the net after-tax cash proceeds of any distributions from the Company towards payment of the Loan. The Loan shall be secured by the Equity and non-recourse to the Executive.

The Loan may be prepaid without penalty. The Loan will accelerate and become due to the extent of any transfer or sale of Equity by Executive other than as permitted below.
Transfer Restrictions

No Equity issued to the Executive may be transferred (subject to customary exceptions for estate planning, transfers at death and transfers to an entity controlled solely by the Executive and formed solely for the benefit of the Executive and his immediate family), except as permitted under drag-along, tag-along or registration rights.

Tag-Along, Drag-Along and Registration Rights	Executive’s Equity will be subject to customary tag-along drag-along and registration rights.
Termination of Restrictions

The restrictions on transfer shall terminate in the event of an IPO or other transaction whereby the Equity becomes publicly traded, subject to any lock-up restrictions imposed on other employee shareholders or Company or its affiliates.

Any capitalized terms used in this Term Sheet that are not defined herein shall have the respective meanings given to such terms in the Employment Agreement to which this Exhibit B is attached.

June 29, 2005

Jeffrey A. Patterson

200 Glendale Avenue

Hinsdale, IL 60521

Re:	Amendment of Employment Agreement

Dear Jeff:

This letter confirms our agreement to amend your Employment Agreement with Prime Office Company LLC, dated May 31, 2005.

We have agreed that Section 3(f) is amended to provide that no Pre-Effective Date 2005 Bonus amount will be paid to you and that for purposes of Exhibit A of the Agreement, the Pre-Effective Date 2005 Bonus will be zero and the bonus compensation described under the caption “Post-Effective Date” in Section A of Exhibit A is bonus compensation for the full year of 2005.

Please acknowledge your agreement to this amendment by signing the enclosed copy of this letter and returning it to me.

Yours very truly,

PRIME OFFICE COMPANY LLC

/s/ Bruno de Vinck
Bruno de Vinck, Authorized Person

Acknowledged and agreed:
/s/ Jeffrey A. Patterson
Jeffrey A. Patterson

Copy to:	Vedder Price Kaufman & Kammholz, P.C.
222 North LaSalle Street
Suite 2600
Chicago, IL 60601
Attn: Thomas P. Desmond